                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549



                              FORM 8-K/A

                            CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported):  April 1, 1998

                            Amendment No. 2

                            IMC GLOBAL INC.
          (Exact name of registrant as specified in charter)



      Delaware                1-9759                   36-3492467
 (State or other      (Commission File Number)        (IRS Employer
  of incorporation)                                Identification No.)



     2100 Sanders Road
     Northbrook, Illinois                           60062
     (Address of principal executive offices)    (Zip Code)

  Registrant's telephone number, including area code:  (847) 272-9200

Item 2.   Acquisition or Disposition of Assets

      On April 1, 1998 IMC Global Inc. (IMC) acquired (i) Harris Chemical Group, Inc. (HCG) pursuant to an Agreement and Plan of Merger dated as of December 11, 1997 by and among IMC and IMC Merger Sub Inc. (Merger Agreement) and (ii) all of the outstanding shares of capital stock of Harris Chemical Australia Pty Ltd. (Penrice or HCA, and together with HCG, Harris) pursuant to a Sale and Purchase Agreement, Penrice Group of Companies dated as of December 11, 1997 among
Prudential Asset Management Asia Limited, DGHA Persons and Trust, Search Investment NV, Marsupial L.L.C., Marsupial - II L.L.C., Soda Ash
(L) BHD, Manager Shareholders named therein, HCA and IMC (Penrice Agreement and together with the Merger Agreement, Acquisition Agreements) (collectively, Harris Acquisition).

      As contemplated by the Merger Agreement, IMC Merger Sub Inc., a wholly-owned subsidiary of IMC, was merged with and into HCG with HCG being the surviving corporation and continuing as a wholly-owned subsidiary of IMC under the name IMC Inorganic Chemicals Inc. Under the Penrice Agreement, IMC acquired, directly or indirectly, all outstanding capital stock of HCA which will continue under the name Penrice Holding.

     Pursuant to the Acquisition Agreements, IMC acquired Harris for an aggregate purchase price of $450 million in cash and the assumption of approximately $950 million of Harris debt. IMC funded the cash portion of the Harris Acquisition through its borrowing capabilities.

     Harris is a producer and marketer of inorganic chemical and extractive mineral products with primary manufacturing sites in North America, Europe and Australia. IMC intends to continue to put the Harris assets it is acquiring to the same use. Its principal products are salt, sodium-based chemicals, including soda ash and sodium bicarbonate, sulfate of potash, boron chemicals and other inorganic chemicals. Harris projects 1998 annual sales to be approximately $850 million.



Item 7.   Financial Statements, Pro Forma Financial Information and
          Exhibits

 (a) The Harris Chemical Group, Inc. and Subsidiaries financial statements as of March 28, 1998 and March 29, 1997 and the related consolidated statements of operations, cash flows and common stockholders' equity for each of the three years in the period ended March 28, 1998 are set forth in this Current Report on Form 8-K/A.

             HARRIS CHEMICAL GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                as of March 29, 1997 and March 28, 1998
                            (in thousands)

                                         March 29,    March 28,
                                             1997         1998
                                        -----------  -----------
                ASSETS
Current assets:
                                        $    20,735   $  22,626
 Cash and cash equivalents
 Trade accounts receivable, less
   allowance for doubtful accounts of
   $2,336 at March 29, 1997 and $2,383
   at March 28, 1998                        155,291     136,006
 Other receivables                           14,013      18,158
 Inventories                                 97,413     110,592
 Deferred income taxes                        6,019       4,092
 Other                                       17,411      12,573
                                        -----------   ---------

      Total current assets                  310,882     304,047

Property, plant and equipment, net          461,324     448,185
Goodwill                                     38,038      36,435
Deferred financing costs, net                30,864      25,475
Other                                        22,725      22,771
                                        -----------   ---------

     Total assets                        $  863,833   $ 836,913
                                         ==========   =========

 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of long-term debt     $   29,946    $  43,572
  Accounts payable                          98,292      109,252
  Accrued expenses                          35,270       30,851
  Accrued interest                          23,902       24,171
  Accrued salaries and wages                16,325       18,348
  Income taxes payable                       7,327        2,980
                                        ----------    ---------

     Total current liabilities             211,062      229,174

Long-term debt, net of current portion     879,379      867,563
Deferred income taxes                       33,800       30,625
Other noncurrent liabilities                44,953       35,334
Mandatorily redeemable preferred stock      35,166       38,682
Commitments and contingencies (Note 8)
Common stockholders' deficit:
  Common stock, at par                          13           13
  Additional paid-in capital                82,334       82,334
  Cumulative translation adjustment         (1,194)      (1,208)
  Accumulated deficit                     (419,725)    (443,649)
  Treasury stock, at cost                   (1,955)      (1,955)
                                        ----------    ---------

    Total common stockholders' deficit
                                          (340,527)    (364,465)
                                        ----------    ---------

    Total liabilities and stockholders' $  863,833    $ 836,913
      deficit
                                        ==========    =========

The   accompanying  notes  are  an  integral  part  of  the   financial
statements.

             HARRIS CHEMICAL GROUP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
            for the three fiscal years ended March 28, 1998
                            (in thousands)

                                   FY 1996     FY 1997     FY 1998
                                 ----------  ----------  ----------

Net sales                         $ 649,997  $  705,578  $  705,451
Cost of sales                       480,570     528,299     533,207
                                   --------    --------- ---------

  Gross profit                      169,427     177,279     172,244

Selling, general and
  administrative expenses            84,918      80,752      77,152
Asset impairment charge               7,044           -           -
                                   --------    --------- ---------

  Operating income                   77,465      96,527      95,092

Other income (expense):
  Interest expense
  Foreign currency transaction      (95,005)  (107,626)    (114,197)
    losses, net                      (1,703)    (2,278)        (637)
  Other, net                         4,667       4,514        6,117
                                  ---------   ---------  ---------

  Loss before taxes, minority
    interest, discontinued
    operations and extraordinary
item                                (14,576)    (8,863)     (13,625)

Provision for income taxes          12,956      13,800        4,283
                                  --------      -------- ---------

  Loss before minority interest,
    discontinued operations and
    extraordinary item              (27,532)   (22,663)     (17,908)

Minority interest in net income
  and preferred dividends of
  subsidiary                         3,905            -            -
                                  --------      -------- ---------

  Loss before discontinued
    operations and extraordinary
    item                            (31,437)   (22,663)     (17,908)

Loss from discontinued operations    (2,224)          -            -
Loss on disposal of discontinued
operations                           (6,371)          -            -
                                  --------      -------- ---------

  Loss before extraordinary item    (40,032)   (22,663)     (17,908)



Extraordinary item - loss on
  early retirement of debt                 -          -      (2,500)
                                  --------     --------    --------

  Net loss                          (40,032)   (22,663)     (20,408)

Preferred stock dividend
  requirements                       (1,035)    (3,080)      (3,516)
                                  --------    ---------    --------
Net loss attributable to common
    stockholders                    (41,067)    (25,743)    (23,924)
                                  ========     ========   =========

The accompanying notes are an integral part of the financial statements.

             HARRIS CHEMICAL GROUP, INC. AND SUBSIDIARIES
   CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY (DEFICIT)
            for the three fiscal years ended March 28, 1998
                            (in thousands)
                  Comm Additi  Cumula         Treasu
                   on   onal    tive  Accumu    ry
                  Stoc Paid-   Transl lated   Stock, Total
                   k,    in    ation  Defici    at
                   at  Capita  Adjust   t      Cost
                  Par    l      ment
                  ---- ------  ------ ------  ------ ------
                  ---- -----   -----  -----   -----  -----
                   --
Balance, March       $      $       $      $       $      $
25, 1998            10  113,3  (3,398 (352,9  (1,115 (244,0
                           88       )    15)       )    30)
Acquisition of       -      -      -      -    (763)  (763)
treasury stock
Transfer for
issuance of          3    (3)      -      -       -       -
  capital stock
Issuance of          - (31,05      -      -       -  (31,05
preferred stock            1)                            1)
Translation          -      -   (648)     -       -   (648)
adjustment
Net loss             -      -      -  (40,03      -  (40,03
                                          2)             2)
Dividends on
mandatorily          -      -      -  (1,035      -  (1,035
  redeemable                               )              )
preferred stock
                  ----  -----  -----  -----   -----   -----
                   ---  -----  -----   ----   -----   -----
Balance, March      13  82,33  (4,046 (393,9  (1,878 (317,5
30, 1996                    4       )    82)       )    59)
Acquisition of       -      -      -      -     (77)   (77)
treasury stock
Translation          -      -  2,852      -       -   2,852
adjustment
Net loss             -      -      -  (22,66      -  (22,66
                                          3)             3)
Dividends on
mandatorily          -      -      -  (3,080      -  (3,080
  redeemable                               )              )
preferred stock
                  ----  -----  -----  -----   -----   -----
                   ---  -----  -----   ----   -----   -----
Balance, March      13  82,33  (1,194 (419,7  (1,955 (340,5
29, 1997                    4       )    25)       )    27)
Translatiojn         -      -    (14)     -       -    (14)
adjustment
Net loss             -      -      -  (20,40      -  (20,40
                                          8)             8)
Dividends on
mandatorily          -      -      -  (3,516      -  (3,516
  redeemable                               )              )
preferred stock
                  ----  -----  -----  -----   -----   -----
                   ---  -----  -----   ----   -----   -----
Balance, March       $      $       $      $       $      $
28, 1998            13  82,33  (1,208 (443,6  (1,955 (364,4
                            4       )    49)       )    65)
                  ====  =====  =====  ======  =====   =====
                   ===  =====  =====    ====  =====   =====

The   accompanying  notes  are  an  integral  part  of  the   financial
statements.

             HARRIS CHEMICAL GROUP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
            for the three fiscal years ended March 28, 1998
                            (in thousands)

                                        FY 1996  FY 1997   FY 1998
                                        -------  -------   -------

Cash flows from operating activities:
 Loss before extraordinary item         $(40,032) $(22,663) $(17,908)
 Adjustments to reconcile loss to net
  cash flows from operating activities:
    Depreciation                          66,004   61,551    65,295
    Finance fee amortization               6,191    7,510     5,889
    Operating amortization                 1,838    4,951     4,548
    Accreted interest                     19,362    1,280     4,052
    Deferred income taxes                  5,354    4,615    (1,810)
    Unrealized foreign currency
      transaction losses (gains)          (3,028)  (6,396)      180
    Loss on disposal of discontinued
      operations                           6,371         -         -
    Loss (gain) on disposal of               218    1,218      (275)
      property, plant and equipment
    Asset impairment charge                7,044         -         -
    Minority interests                     3,905         -         -
    Other                                    139      436      (106)
 Changes in operating assets and
  liabilities:
    Receivables                          (13,062) (20,399)   17,917
    Inventories                           (9,443)  15,517   (11,893)
    Other assets                          (2,289)  (8,908)      392
    Accounts payable                     (21,025)  16,643    12,055
    Accrued expenses and other
      nonconcurrent liabilities            3,147   (8,590)  (15,571)

                                        --------  --------  --------

      Net cash provided by operating
        activities                        30,694   46,765    62,765

                                        --------  --------  --------

Cash flows from investing activities:
 Capital expenditures                    (46,610) (42,109)  (47,751)
 Capitalized interest                     (4,230)  (1,244)     (243)
 Proceeds from sales of property, plant
   and equipment                             554      867       896
 Acquisition of minority interest        (49,671)        -         -
 Other                                    (1,730)    (881)      764
 Acquisition of treasury stock              (763)     (77)         -

                                        --------  --------  --------

     Net cash used in investing
       activities                       (102,450) (43,444)  (46,334)

                                        --------  --------  --------


Cash flows from financing activities:
 Revolver borrowings                     159,204  212,620   164,170
 Revolver payments                      (120,287) (285,745) (155,302)
 Issuance of long-term debt              109,648    98,152         -
 Principal payments on other long-term
   debt, including capital leases        (38,957) (23,435)  (22,285)
 Capitalized finance costs                (6,608)  (7,289)     (232)
 Redemption of preferred stock           (19,110)        -         -
 Dividends paid                           (1,940)        -         -
 Other                                          -        -     (704)

                                        --------  --------  --------

    Net cash provided by (used in)
      financing activities                81,950   (5,697)  (14,353)

                                        --------  --------  --------
Effect of exchange rate changes on cash
  and cash equivalents                       445       91      (187)

                                        --------  --------  --------

    Net increase (decrease) in cash and
      cash equivalents                    10,639   (2,285)    1,891
Cash and cash equivalents, beginning of
  period                                  12,381   23,020    20,735

                                        --------  --------  --------

Cash and cash equivalents, end of
  period                                $ 23,020  $  0,735  $ 22,626

                                        ========  ========  ========



Supplemental cash flow Information:
   Interest paid including capitalized
     interest                           $72,088  $103,295  $107,571
   Income taxes paid                      5,599    11,737     9,561

Supplemental disclosure of noncash
 activities:
   Assets acquired under capital leases $ 6,316  $  7,939  $  6,474
   Acquisition (Note 6)                   9,008         -         -
   Dividends on mandatorily redeemable
    preferred stock                       1,035     3,080     3,516

The   accompanying  notes  are  an  integral  part  of  the   financial
statements.

             HARRIS CHEMICAL GROUP, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Organization:

   Harris Chemical Group, Inc. ("HCG" or the "Company") is a producer and marketer of inorganic chemical and extractive mineral products with manufacturing sites in North America and in Europe. Its principal products are salt, sodium-based chemicals including soda ash and sodium bicarbonate, sulfate of potash, and boron chemicals. Together, these businesses serve a variety of markets, including agriculture, food processing, the chemical process industry, glass manufacturing and highway de-icing.

   On April 1, 1998, all of the outstanding Common Stock (including stock options) and preferred stock of HCG was acquired by IMC Global Inc., a Delaware Corporation ("IMC"). IMC paid cash and assumed all of the outstanding debt of the Company, pursuant to an Agreement and Plan of Merger dated December 11, 1997, by and among HCG, IMC and IMC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of IMC. On April 1, IMC Merger Sub Inc. was merged with and into HCG (the "Merger") and as a result, HCG became a wholly-owned subsidiary of IMC.

   Subsequent to the Merger, HCG changed its name to IMC Inorganic Chemicals Inc. Additionally, certain subsidiaries of HCG have changed their names, as noted below. The consolidated financial statements include the consolidated accounts of: HCG and its wholly owned subsidiaries, Harris Chemical Group Europe, Inc. ("HCGE"), Harris Chemical Europe, Limited ("HCEL") and Harris Chemical North America, Inc. ("Harris") and its wholly owned subsidiaries, IMC Chemicals Inc. (formerly North American Chemical Company, "NACC"), NAMSCO Inc. ("NAMSCO") and its wholly owned subsidiaries, IMC Salt Inc. (formerly North American Salt Company, "NASC") and Sifto Canada Inc. ("Sifto"), and GSL Corporation ("GSL") and its wholly owned subsidiary IMC Kalium Ogden Corp. (formerly Great Salt Lake Minerals Corporation, "GSLMC"). HCG and its direct and indirect subsidiaries are collectively referred to as the "Company."

   In December 1995, the Board of Directors of HCG, NAMSCO (UK), Ltd. ("NUK"), a company with salt operations in the United Kingdom (Salt Union Limited or "SUL"), and Harris Inorganic Chemicals B.V. ("HIC"), a private company in The Netherlands with soda ash operations in Germany (Matthes + Weber GmbH or "M&W") and boron operations in Italy (Societa Chimica Larderello S.p.A. or "SCL"), each approved a plan to consolidate the ownership of HCG, NUK and HIC (the "Consolidation"). Prior to the Consolidation, these companies were under common control. As a result of the Consolidation, NUK and HIC became subsidiaries of HCEL, a newly formed entity, and all of the exchanging NUK Stockholders and HIC Stockholders were issued shares of HCG capital stock in exchange for their shares of capital stock of NUK and HIC.

   In connection with the Consolidation, (i) previously outstanding NUK preferred stock was redeemed for $21,350,000, including accumulated dividends, (ii) certain minority NUK Stockholders were paid approximately $48,500,000 for their NUK shares, and (iii) HCG acquired all of the remaining issued and outstanding shares of capital stock of NUK from NUK Stockholders in exchange for the issuance by HCG of 31,051 shares of Convertible Preferred Stock of HCG and 194,745 shares of HCG Class C Common Stock (the "HCG-NUK Share Exchange"). This consolidation has been accounted for similar to a pooling of interests with a purchase of minority interests. Minority interest in the equity and earnings of NUK was recorded prior to the Consolidation in December 1995. The excess of the purchase price over the recorded value of minority interest of approximately $39,000,000 was recorded as goodwill and is being amortized over a 15 year period.

   In addition, HCG acquired all of the issued and outstanding shares of capital stock of HIC from HIC Stockholders in exchange for the issuance by HCG of 42,424 shares of HCG Class C Common Stock and 28,282 shares of HCG Class D Common Stock (the "HCG-HIC Stock Exchange"). The HCG-HIC Stock Exchange has been accounted for similar to a pooling of interests.

   Immediately after the consummation of the HCG-NUK and the HCG-HIC Exchanges, HCG transferred and assigned to HCEL, as a contribution to the capital of HCEL and in exchange for additional shares of HCEL, all of the outstanding shares of capital stock of NUK and HIC held by HCG.


2.  Summary of Significant Accounting Policies:

  a. Management Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  b. Basis of Consolidation: The consolidated financial statements include the consolidated accounts of HCG and its majority owned domestic and foreign subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

   c. Foreign Currency Translation: Assets and liabilities are translated into U.S. dollars at year-end exchange rates. Revenues and expenses are translated using the average rates of exchange for the year. Adjustments resulting from the translation of a foreign currency financial statement into the reporting currency, U.S. dollars, are made directly to a separate component of common stockholders' equity. Exchange gains and losses from transactions denominated in a currency other than the Company's functional currency are included in income.

 d. Fiscal Year-End: The Company has adopted a 52-53 week fiscal year ("FY") ending on the last Saturday in March except for European corporations whose fiscal years end on March 31. FYs 1998 and 1997 include 52 weeks and FY 1996 includes 53 weeks. On April 1, 1998, in connection with the Merger, the Company changed its fiscal year end to December 31.

  e. Cash and Cash Equivalents: The Company considers all investments with original maturities of three months or less to be cash equivalents. The Company maintains the majority of its cash in bank deposit accounts with several commercial banks with high credit ratings in the U.S., Canada and Europe. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

  f. Inventories: Inventories are stated at the lower of cost or market. Raw materials and supply costs are determined by either the first-in, first-out (FIFO) or the average cost method. Finished goods costs are determined by either the last-in, first-out (LIFO) or average cost method.

  g. Revenue Recognition: Revenue is recognized by the Company upon the transfer of title to the customer, which is generally at the time product is shipped.

  h. Property, Plant and Equipment: Property, plant and equipment, including assets under capital leases, are stated at cost and include interest on funds borrowed to finance construction. The costs of replacements or renewals which improve or extend the life of existing property are capitalized. Maintenance and repairs are expensed as incurred. The costs of certain major maintenance projects are accrued ratably over the periods prior to the next scheduled maintenance project. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

            Land improvements                 5 to 25 years
            Buildings and improvements        10 to 40 years
            Machinery and equipment           3 to 20 years
            Solar ponds complex               10 to 20 years
            Rolling stock and track           15 to 25 years
            Furniture and fixtures            3 to 10 years

  i. Deferred Financing Costs: Deferred financing costs are net of accumulated amortization of $20,303,000 in FY 1997 and $26,151,000 in FY 1998. Deferred financing costs are amortized using the effective interest rate method over the term of the related debt.

j. Income Taxes: The Company accounts for income taxes using the liability method in accordance with the provisions of Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes ("SFAS 109"). Under the liability method, deferred taxes are determined based on the differences between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

k.   Research  and  Development  Expenses:   Research  and  development
expenditures are expensed as incurred and were approximately $1,041,000, $1,010,000 and $1,147,000 in FYs 1996, 1997 and 1998,
respectively.

l. Environmental Costs: Environmental costs, other than those of a capital nature, are accrued at the time the exposure becomes known and costs can reasonably be estimated. Costs are accrued based upon manage ment's estimates of all direct costs and are reviewed by outside consultants. Environmental costs are charged to expense unless a settlement with an indemnifying party has been reached. Reimbursement of costs previously expensed is recorded as a reduction of operating expense when settlement with the indemnifying party is reached. The Company does not accrue liabilities for unasserted claims that are not probable of assertion, nor does it provide for environmental clean-up costs, if any, at the end of the useful lives of its facilities because, given the long lives of its mineral deposits, it is not practical to estimate such costs.

m. Reclassifications:   Certain reclassifications have been made to the
prior years' financial statements to conform with the current year presentation.

n. Recently Issued Accounting Standards: In June 1997, SFAS No. 130, "Reporting Comprehensive Income" was issued. This statement establishes standards of reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Also in June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was issued. This statement establishes standards of reporting and displaying segments of a business by requiring segments to be disclosed in accordance with management's criteria for reviewing operating performance. In February 1998, SFAS No. 132, "Employers Disclosures about Pensions and Other Post-retirement Benefits" was issued. This statement establishes standards of reporting and displaying information about pension plans and other benefit plans. These statements will be effective for the Company's reporting period ending December 31, 1998 (see the discussion regarding the change in the Company's fiscal year end in Note 2) and require comparative prior period presentation. Adoption of these statements is not expected to significantly alter the Company's financial statement presentation. In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. This statement establishes accounting and reporting standards for derivative instruments. This statement will be effective for the Company's reporting period ending December 31, 2000; however, since the Company does not have any derivative instruments, adoption of this statement will not impact the Company's financial statement presentation.

3.  Inventories:

   Inventories are stated at the lower of cost or market, and consist of the following (in thousands):

                                March 29, 1997  March 28, 1998
                                --------------  --------------
        Finished goods           $    59,808     $    71,028
        Raw materials and
         supplies                     39,564          37,605
                                 -----------     -----------
                                 $    97,413     $   110,592
                                 ===========     ===========

   As of March 29, 1997 and March 28, 1998 approximately 45% and 40%, respectively, of finished goods inventories are valued at LIFO. The excess of LIFO costs over the current cost of inventories based upon the LIFO method (and after lower of cost or market adjustments) was $3,402,000 at March 29, 1997 and $3,377,000 at March 28, 1998.
4.  Property, Plant & Equipment:

   Property,  plant  and  equipment  consists  of  the  following   (in
thousands):

                                  March 29, 1997  March 28, 1998
                                  --------------  --------------
        Land and buildings          $  128,499     $  134,615
        Machinery and equipment        601,410        638,899
        Solar ponds complex             33,233         36,776
        Rolling stock and track          7,464          8,737
        Furniture and fixtures           9,248          9,543
        Construction in progress        25,108         28,008
                                    ----------     ----------
                                       804,962        856,578
        Less accumulated
        depreciation                   343,638        408,393
                                    ----------     ----------
                                    $  461,324     $  448,185
                                    ==========     ==========

  In April, 1996, the Company discontinued production at a section of its facility located in Searles Valley, California. The shutdown was an element of the Company's strategic capital expenditure program to increase soda ash production and reduce boron and soda ash production costs. The amount of the loss due to the discontinued production was $7.0 million which is reflected as a charge against operating income as of March 30, 1996. To the extent that assets were no longer of any use to other production facilities at the Searles Valley location, they were written off in their entirety as they represent no additional value to the Company. For those assets which can be used by other production facilities, the values were transferred to those facilities at their net book value as of March 30, 1996. In connection with the Argus Utilities Financing (see Note 6), the Company extended the useful lives of Argus Utilities plant and equipment with a net book value of $28.2 million to 15 years to match the terms of the lease. This revision in useful lives reduced depreciation expense and the net loss by $6.5 million in FY 1997.

5.  Income Taxes:

  The income tax provisions for FYs 1996, 1997 and 1998 consist of the following (in thousands):

                                       FY 1996    FY 1997     FY 1998
                                      ---------  ---------   ---------
Current:
 Federal                              $      50  $     465   $      -
 State                                      150        760        711
 Foreign income                           6,618      4,425      1,964
 Foreign mining                             984      3,050      2,801
                                      ---------  ---------   --------
   Total current                          7,802      8,700      5,476

Deferred:
 Federal                                (14,362)   (14,744)    (8,989)
 State                                   (3,314)    (3,420)    (2,166)
 Foreign income                           2,600      2,810     (2,848)
 Foreign mining                           1,032        535          2
 Change in valuation allowance           19,198     19,919     12,808
                                      ---------  ---------   --------
   Total deferred                         5,154      5,100     (1,193)
                                      ---------  ---------   --------
Total provision before extraordinary
 item                                    12,956     13,800      4,283
Tax benefit of extraordinary item -
 early extinguishment of debt                 -          -       (875)
Valuation allowance                           -          -        875
                                      ---------  ---------   --------
Total provision for income taxes      $  12,956  $  13,800   $  4,283
                                      =========  =========   ========

   The sources of income (loss) before taxes, minority interests, discontinued operations and extraordinary item s are as follow (in thousands):

                                    FY 1996    FY 1997    FY 1998
                                   ---------  ---------  --------
          United States            $(32,432)  $(31,733)  $(12,195)
          Foreign                    17,856      22,870    (1,430)
                                   --------    --------   --------
                                   $(14,576)  $ (8,863)  $(13,625)
                                   ========    ========   ========

  The Company does not provide U.S. federal income taxes on undistributed earnings of foreign subsidiaries that are not currently taxable in the United States. No undistributed earnings of foreign subsidiaries were subject to U.S. income tax in FY 1996, FY 1997 or FY 1998. Total undistributed earnings on which no U.S. federal income tax has been provided were $66.0 million at March 28, 1998. If these earnings are distributed, foreign tax credits may become available under current law to reduce or possibly eliminate the resulting U.S. income tax liability.

  The principal difference between the statutory U.S. federal income tax rate and the effective income tax rate relates principally to the tax effect of domestic and certain foreign operating losses for which a tax benefit is not recoverable (change in valuation allowance), and foreign mining taxes. Reconciliation of the U.S. statutory federal income tax rate to the effective income tax rate is as follows:

                                       FY 1996     FY 1997    FY 1998
                                      ---------   ---------  ---------
    U.S. federal statutory tax rate   35.0%       35.0%      35.0%
    U.S. statutory depletion          36.9        54.8       40.6
    State income taxes, net of
     federal tax benefit              14.1        19.5       6.9
    Foreign income tax rate
     differential                     (20.4)      8.7        2.8
    Foreign mining taxes              (13.8)      (40.4)     (20.6)
    Change in valuation allowance     (131.7)     (224.7)    (103.3)
    Other, net                        (9.0)       (8.6)      7.1
                                      --------    --------   --------
    Effective tax rate                (88.9)%     (155.7)%   (31.5)%
                                      ========    ========   ========

  Deferred tax assets and liabilities are recognized for the estimated future tax effects, based on enacted tax law, of temporary differences between the values of assets and liabilities recorded for financial reporting and for tax purposes and of net operating loss and other carryforwards. The tax effects of the types of temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows (in thousands):

                                        March 29,   March 28,
                                           1997        1998
                                        ----------  ---------
    Deferred tax liabilities:           $   47,800  $   45,607
     Fixed assets and depreciation             525         481
     Inventories                             7,925       6,999
     Other                              ----------  ----------
                                            56,250      53,087
                                        ----------  ----------
    Deferred tax assets:
     Inventories                        $      200         202
     Accrued reserves and liabilities        7,640       5,127
     Interest on high yield debt            19,794      19,795
     Prepaid income                          9,630       8,878
     Net operating loss carryforwards       80,300      97,121

     Alternative minimum tax credit
      carryforwards                          2,720       2,274
     Other                                   5,900       4,555
                                        ----------  ----------
                                           126,184     137,952
    Less valuation allowance                97,715     111,398
                                        ----------  ----------
                                            28,469      26,554
                                        ----------  ----------
    Net deferred tax liabilities            27,781      26,533
    Less net current deferred tax
     assets                                  6,019       4,092
                                        ----------  ----------
    Net long-term deferred tax
     liabilities                        $   33,800  $   30,625
                                        ==========  ==========

  SFAS 109 requires a valuation allowance against deferred tax assets if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company carried a valuation allowance relating to such items of $97.7 million and $111.8 million as of March 29, 1997 and March 28, 1998, respectively.

  At March 28, 1998, net operating loss carryforwards for U.S. federal income tax purposes available to offset future taxable income for the Company are approximately $229 million. If not utilized, these carryforwards expire in the FYs 2005 through 2013. Certain European subsidiaries that file separate foreign tax returns have net operating loss carryforwards for foreign tax purposes of $12.4 million.

  In addition, the Company has a U.S. federal alternative minimum tax credit carryforward at March 28, 1998 of approximately $2.3 million. This credit carryforward may be carried forward indefinitely to offset any excess of regular tax liability over alternative minimum tax liability subject to certain separate company limitations. To the extent not offset by a valuation allowance, these net operating loss and alternative minimum tax credit carryforwards have been reflected as a reduction of noncurrent deferred income tax liabilities for financial reporting purposes.

  The Company has begun assessing the impact the Merger (see Note 1) will have on the valuation allowance relating to the future utilization of net operating loss carryforwards. The ultimate utilization of these net operating loss carryforwards by the Company, as a subsidiary of IMC, will be impacted by the future profitability of HCG and its subsidiaries and will further be subject to annual limitations under the change in control provisions of the IRS and foreign rules and regulations.

6.  Long-term Debt:

   Long-term debt consists of the following (in thousands):

                                              March 29,    March 28,
                                                 1997        1998
                                              ----------   ---------
Harris:
 Senior debt:                                  $ 100,000   $ 100,000
  Notes payable, 8.5%, due July 15, 2000         250,000     250,000
  Notes payable, 10.25%, due July 15, 2001
 Senior subordinated debt:
  Notes payable, 10.75%, due October 15, 2003    335,000     335,000
 Revolving lines of credit                             -       3,000
 Argus utilities notes payable, 12.3%, due
  through 2011                                    73,517      71,502
 Other, including capital lease obligations       25,258      17,833
HCEL:
 Senior debt, LIBOR plus 2% (9.6% at
  March 28, 1998), due through 2002               68,299      69,427
 Subordinated debt, interest at LIBOR plus
  9.4% (17.0% at March 28, 1998), due in 2003
  and 2004                                        35,403      39,202
 Revolving lines of credit                         5,119      10,987
 Other, including capital lease obligations       16,729      14,184
                                               ---------   ---------
                                                 909,325     911,135
Less current portion                            (29,946)     (43,572)
                                               ---------   ---------
                                               $ 879,379   $ 867,563
                                               =========   =========

  Contractual maturities of long-term debt at March 28, 1998 are as follows (in thousands):

                  Fiscal Year
        ------------------------------
        1999                             $     43,572
        2000                                   21,617
        2001                                  124,276
        2002                                  269,338
        2003                                   15,760
        Thereafter                            436,572
                                         ------------
          Total                          $    911,125
                                         ============

   Harris - In FY 1994, Harris issued $250 million of 10.25% Senior Secured Discount Notes due July 15, 2001 (the "Discount Notes"), $335
million  of 10.75% Senior Subordinated Notes due October 15, 2003  (the
"Senior Subordinated Notes") and Sifto issued $100 million of 8.5% Senior Secured Notes due July 15, 2000 (the "Sifto Notes"). The Discount Notes, the Senior Subordinated Notes and the Sifto Notes are collectively referred to herein as the "Notes." The Sifto Notes require interest payments each January 15 and July 15. The Discount Notes began accruing cash interest January 15, 1996 with interest payable each January 15 and July 15 starting July 15, 1996. The Senior Subordinated Notes require interest payments each April 15 and October 15.

   The Discount Notes and Senior Subordinated Notes are redeemable at any time on or after October 15, 1998 and prior to maturity at the option of Harris, in whole or in part, at the following redemption prices (expressed as percentages of principal amount) plus accrued interest if redeemed during the 12-month periods beginning October 15 of the years indicated:

                                              Senior Subordinated
                           Discount Notes            Notes
                         ------------------   -------------------
    1998                 103.0%               104.05%
    1999                 101.5%               102.70%
    2000                 100.0%               101.35%
    2001 and thereafter  100.0%               100.00%

  The Notes require that Harris or Sifto, as applicable, offer to purchase all of the outstanding Notes for 101% of their principal amount plus accrued interest ("Offer to Purchase") within 60 days following a change of control of Harris or HCG. The consummation of the Merger (see Note 1) on April 1, 1998, resulted in a change of control transaction, as defined by the Indentures, pursuant to which the Notes were issued. The Offer to Purchase was made and expired on June 29, 1998. Approximately $3.2 million of the Notes were repurchased.

  On September 1, 1998, Sifto commenced a cash tender offer for the Sifto Notes then outstanding. The tender offer is based on a discounted cash flow calculation of the Sifto Notes' remaining principal and interest payments through maturity. The amount redeemed will be funded by IMC.

  At March 28, 1998, the Company had a $130 million revolving line of credit ("US Credit Facility") with a group of lenders for three of its U.S. subsidiaries (NACC, NAMSCO and GSL). At March 28, 1998, the Company had $3 million outstanding under the US Credit Facility. The US Credit Facility is guaranteed by the Company and each of the Company's other U.S. subsidiaries, and is collateralized by the trade accounts receivable (63% of consolidated trade accounts receivable at March 28, 1998) and product inventories (77% of consolidated inventory at March 28, 1998) of NACC, NAMSCO and GSL. The US Credit Facility terminates on the earlier of February 28, 2002 or February 15, 2001 if any Discount Notes are outstanding as of such date. The US Credit Facility accrues interest, at Harris' option, at either a defined US Base Rate plus 1.50% or LIBOR plus 2.75%. Commitment fees of 0.375% per year of the unused portion of the US Credit Facility are payable quarterly. Simultaneously with the consummation of the Merger (see
Note 1), the lenders under the US Credit Facility assigned all of their rights and interest under the US Credit Facility to IMC. The Company modified its US Credit Facility in May 1998 to delete or change certain covenant requirements.

  At March 28, 1998, Sifto had a $20 million revolving line of credit ("Sifto Credit Facility") with a group of Canadian banks which would terminate on the earlier of February 28, 2002 or February 15, 2001 if any Discount Notes are outstanding on such date. The Sifto Credit Facility is collateralized by the trade accounts receivable (11% of consolidated trade accounts receivable at March 28, 1998) and product inventories (11% of consolidated inventory at March 28, 1998) of Sifto and accrues interest, at Sifto's option, at either a defined Canadian Base Rate plus 1.50%, or a defined Bankers Acceptance Loan Rate plus 2.75%. Commitment fees of 0.375% per year of the unused portion of the Sifto Credit Facility are payable quarterly. Sifto terminated the
Sifto Credit Facility simultaneously with the consummation of the Merger (see Note 1).

  Harris has pledged the common stock of NACC, NAMSCO and GSL for the benefit of the Discount Notes and the Sifto Notes. The Sifto Notes are collateralized by all of the assets of Sifto, other than trade accounts receivable and product inventories (10% of consolidated assets at March 28, 1998). Borrowing capacity under the US and Sifto credit facilities is reduced by outstanding letters of credit, which totaled $25.9 million at March 28, 1998. The Company had $72.7 million of available borrowing capacity under its revolving credit facilities at March 28, 1998. Prior to its assumption by IMC and amendment, the revolving credit facilities required Harris to maintain certain minimum interest coverage, fixed charge and net funded debt coverage ratios.

   In August 1995, NACC and NaTec Resources, Inc. ("NRI") executed an agreement regarding the acquisition by NACC of the remaining 50% interest in White River Nahcolite Limited Liability Co. ("White River") owned by NRI. Pursuant to that agreement, the consideration paid to NRI totaled $9,508,000 consisting of (i) $500,000 in cash paid by NACC to NRI, (ii) a $4.0 million non-interest bearing promissory note of NACC payable in installments through the third anniversary of the closing date (discounted balance $3,236,000) and (iii) a $6.0 million non-interest bearing promissory note of White River which was paid on January 12, 1996 (discounted balance $5,772,000). The remaining note is collateralized by substantially all of White River's assets and has been classified as Current portion of long-term debt in the accompanying Consolidated Balance Sheet of March 28, 1998.

   In July 1996, NACC entered into an agreement for the sale and leaseback of an electric and steam generating facility associated with its Searles Valley soda ash facilities (the "Argus Utilities"). Under the terms of the agreement the Argus Utilities were sold to two institutional investors for $75 million, approximately $70.0 million in cash, net of related expenses and taxes. The initial term of the lease is 13 years with a two-to-fifteen year reduced rate renewal option. After expiration of the reduced rate renewal period there are three fair market renewal options of up to 5 years each. The Company has provided a guarantee for the performance of NACC's obligations under the lease and related agreements. In addition, during the initial term of the lease NACC is required to provide letters of credit of approximately $15 million as additional credit support. The Company has also agreed to certain covenants, including maintaining access to adequate working capital, meeting fixed charge and interest coverage ratios, and restrictions on assets dispositions and mergers. The transaction is being accounted for as a financing transaction during the initial and reduced rate rental periods. Proceeds from this transaction were used to reduce the outstanding revolving credit balance.

   HCEL - The HCEL Senior Debt is provided by a group of banks and consists of term debt of $77 million, due in varying annual payments through July 2003, and a revolving credit facility of $32 million. Interest accrues at LIBOR plus 2%. Interest on $9 million of debt can be deferred based upon the impact of weather conditions on the Company's cash flow.

   In addition to the Senior Debt, HCEL has a $32 million Subordinated Credit Agreement with a syndicate of banks. Interest accrues at LIBOR plus 4%, payable semi annually, plus rolled up interest at a variable rate which is due upon repayment of the facility. The facility is due in two installments, $7.5 million plus rolled up accrued interest thereon due in December 2003 and $21.0 million plus rolled up accrued interest thereon due in December 2004.

   The Senior and Subordinated Credit Agreements are collateralized by substantially all of the assets of NUK and Salt Union Limited (8% of consolidated assets at March 28, 1998) and the stock of M&W and SCL.

   Substantially all of the agreements described above contain various restrictive covenants which limit, among other things, additional indebtedness, dividends and stock repurchases, transactions with affiliates and related persons, liens, the sale of assets, mergers and consolidations, and capital expenditures. The financial covenants, as defined in the Agreements, include interest coverage, debt service, tangible net worth and capital expenditures. Subsequent to March 28, 1998 the Senior Debt, Senior Subordinated Debt and revolving credit facility were repaid and replaced with interest bearing intercompany loans from IMC.
7.  Employee Benefit Plans:

   The Company has a 401(k) retirement savings and investment plan covering substantially all employees. Contributions are made to this plan by participants through voluntary salary deferral and by the Company in accordance with the terms of the plan. Company contributions to the plan were approximately $6,367,000, $6,396,000 and $5,842,000 in FYs 1996, 1997, and 1998, respectively.

   NAMSCO, SUL and M&W have defined benefit pension plans that cover certain of their hourly employees. Benefits are based on years of service and levels of compensation. NAMSCO and SUL fund an amount equal to the maximum allowable deduction for tax purposes. Net periodic pension cost for FYs 1996,1997, and 1998, was $1,930,000, $1,715,000 and $1,878,000, respectively. At March 28, 1998, the NAMSCO and SUL plans are fully funded with the fair value of plan assets available totaling $35,983,000 and have net accrued pension assets of $293,000. The defined benefit plan for M&W employees is unfunded and has a liability of $5,555,000 at March 31, 1998. The Company distributed the assets of a GSL defined benefit pension plan to the vested participants in FY 1997.

   The Company offers a variety of health and welfare benefit plans to active employees. No Company-sponsored health and welfare benefit plans are offered to retirees.

8.  Commitments and Contingencies:

   The Company is involved in legal and administrative proceedings and claims of various types from normal business activities. While any litigation contains an element of uncertainty, management, based upon the opinion of the Company's counsel, presently believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company's results of operations or financial position.

Leases: The Company leases certain property and equipment under non-cancelable operating leases for varying periods. The Company also leases various equipment under capital leases with a cost basis and accumulated depreciation of $31,887,000 and $11,059,000, respectively, at March 29, 1997 and a cost basis and accumulated depreciation of $34,856,000 and $14,042,000, respectively, at March 28, 1998. These capital leases are included in property, plant, and equipment in the accompanying consolidated balance sheet.

   The aggregate minimum annual rentals under lease arrangements are as follows (in thousands):

               Fiscal                 Capital       Operating
                Year                   Leases        Leases
   ------------------------------  -------------  ------------
   1999                              $   7,625     $   21,237
   2000                                  4,996         18,309
   2001                                  2,848         15,130
   2002                                    573         14,659
   2003                                    109         14,253
   Thereafter                                -        128,002
                                     ---------     ----------
      Total                             16,151     $  211,590
                                                   ==========
   Less amounts representing
    interest                             1,801
                                     ---------
   Present value of net minimum
    lease payments                   $  14,350
                                     =========

   Rental expense, net of sublease income, for FYs 1996, 1997 and 1998 was $16.9 million, $19.5 million and $23.0 million, respectively.

Royalties:   A  substantial portion of the land used in  the  Company's operations at the Searles Valley facility is owned by the U.S. government. The Company pays a royalty to the U.S. government of 5% on the sales value of the minerals extracted from government land. The leases generally have a term of 10 years with preferential renewal options. Total royalty expense was approximately $6,732,000, $4,675,000 and $3,274,000 in FYs 1996, 1997 and 1998, respectively. In addition, the Company has various private, state and Canadian provincial leases associated with the salt and specialty potash businesses. Total royalty expense related to these leases was approximately $2,018,000, $3,459,000 and $3,826,000 in FYs 1996, 1997 and 1998, respectively.

Purchase Commitments: NACC is committed under a contract to purchase a percentage of tons of coal based on total coal purchases per year, at agreed upon prices, for operations at its Searles Valley facility in California. The contract continues through December 1999, with an option to extend the agreement an additional five years.

Environmental Matters: At March 28, 1998, the Company has recorded accruals of $10.7 million ($3.8 million classified in accrued expenses and $6.9 million classified in other noncurrent liabilities) for future costs associated with existing environmental exposures at certain of its facilities. The Company estimates that a significant portion of these accruals will be used over the next five years.

   In 1994, the Company discovered contamination in the salt mine at SCL and discontinued the extraction of salt at that facility. The mineral deposit is held under government franchise from Italy. No formal directives have been issued by any environmental agencies. The Company has given notice of this potential liability to the former owner and of its intention to seek indemnification for any resulting liabilities. Any unresolved indemnification claim will be decided by arbitration. The final outcome of this matter and range of loss exposure is uncertain at this time.

   On April 19, 1998, a spill of monoethanolamine ("MEA") occurred at the NACC's Searles Valley, California, facility. Subsequent to the spill, the California Regional Water Quality Board ("CRWQB") performed an inspection of the site and sampled various effluent sites at the facility. On September 1, 1998, the CRWQB served a Notice of Violation ("NOV") on NACC alleging that NACC has violated Waste Water Discharge Requirements and the California Water Code and ordering NACC to cease the discharge of MEA and certain other materials not allowed by the Waste Discharge Requirements. The NOV also requested that NACC provide by September 30, 1998, a workplan to perform a systematic audit of the facility to determine if other non-native materials have been or are being discharged. The NOV further requests that NACC implement the workplan by October 30, 1998, and that NACC submit by December 31, 1998, a complete technical report, including data and information gathered, conclusions based on collected data and proposals for any additional site investigation necessary. The report is to include a full description of the process and waste streams at the facility. NACC has responded by letter to the NOV and continues to gather data. The final outcome of this matter and range of loss exposure is uncertain at this time.

   It   is  the  opinion  of  management  that  the  outcome  of  known environmental contingencies will not have a material adverse effect on the operations, financial position or liquidity of the Company.

Acquisition Commitment: On November 4, 1996, HCG entered into a commitment to purchase 100% of the outstanding shares of Novacarb S.A., a French company that produces soda ash and sodium bicarbonate, for 400 million French francs (approximately U.S. $65 million), subject to certain adjustments. The agreement provides that the closing will take place within 30 days of the completion of the conditions precedent to closing including the seller obtaining certain operating permits. The closing must take place within 36 months from November 4, 1996. During FY 1997, HCG paid 5 million francs (U.S. $881,000) against the purchase liability as its initial investment in Novacarb. In addition, HCG must make certain interest payments at the rate of the Paris Interbank Offered Rate plus 1% to Novacarb's parent on the purchase price of 400 million French francs less the initial investment.

   In connection with the acquisition Agreement, HCG entered into an Operating Agreement, a Sales Agreement, a Supply Agreement and a Lease Agreement whereby HCG and Novacarb's parent will each have two representatives on an operating committee to oversee the operations of Novacarb, HCG will lease Novacarb's sales and marketing business for an up-front fee of 20 million French francs plus 5 million francs per calendar quarter through the term of the agreement (three years), HCG will purchase 100% of Novacarb's production at total cost (including depreciation) plus 2%, and Novacarb's parent company will commit to purchasing 100% of its soda ash and sodium bicarbonate needs from HCG. The up-front fee and quarterly fees are being charged to income over the term of the Lease Agreement. These fees paid may reduce the final purchase price at the date the acquisition is consummated. If the acquisition of Novacarb is not completed because of the actions of Novacarb's parent, HCG will be refunded all lease payments previously made and its initial investment. Conversely, HCG will forfeit all lease payments if the acquisition is not consummated due to the actions of HCG.

Year 2000: As the millennium approaches, the Company is in the process of addressing the Year 2000 issue and the effect it will have on its information systems, environmental and safety issues, product production, shipping and overall operations. This effort consists of a five step program: 1) Awareness sessions with each business unit and each facility, 2) Taking inventory of all known potential points of failure, 3) Performing a Risk Assessment of all inventory items, 4) Remediation of all known High Risk items, and 5) Contingency planning for delayed fixes and surprise failures. Additionally, a concurrent effort is in process to identify all key vendors and service providers to assess their readiness for Year 2000. Form letters requesting information regarding the Year 2000 readiness are being mailed to all key vendors and suppliers and responses will be reviewed.

   The Awareness and Inventory phases of the Company Year 2000 compliance program have been completed and the Risk Assessment phase will be substantially completed by the fourth quarter of 1998. The cost  of  this  five  step program is expected to be  approximately  $1 million.

   The Company expects to have all High Risk issues identified and be in the process of remediation by the end of 1998. The goal is to be compliant by June 1999 and well into the Contingency planning phase by that time. However, there can be no assurance that all Year 2000 issues of the Company or of the companies on which the Company=s systems rely will also be converted or that any such failure to convert by another company would not have adverse effects on the Company=s systems. In summary, the Company has a plan to achieve compliance by Year 2000 and the plan is on schedule, with few exceptions, and is being tracked and monitored.

9. Related Party Transactions:

   Certain stockholders of HCG have minority ownership interests in Penrice Soda Products Pty Ltd. ("Penrice"), U.S. Silica Company and Harris Specialty Chemicals, Inc. (collectively referred to as "HCG affiliates"). The Company has administrative and other transactions with HCG affiliates in the ordinary course of business. Net receivables from HCG affiliates totaled $458,000 and $210,000 at March 29, 1997 and March 28, 1998, respectively. During FY 1997 and FY 1998, NACC sold products to Penrice valued at $118,000 and $43,000, respectively.

   In FY 1996, certain stockholders of HCG purchased a minority interest in Penrice, an Australian enterprise engaged in the production and distribution of soda ash products. In connection therewith, HCG obtained an option agreement that permits HCG to purchase Penrice at fair market value under certain circumstances. HCG transferred this option to Harris. In addition, HCG permitted Harris to enter into a services agreement with Penrice. The agreement provides that Penrice will pay Harris 200,000 Australian dollars per year beginning in FY 1997 for management consulting and operating support services. Management believes this agreement will also open up new markets for certain of Harris' products.

   In 1993, NACC entered into an agreement to sell its port facilities in San Diego to SDT Capital, Inc. ("SDT") for $5.5 million, and lease such facilities back from SDT. SDT's president is a relative of a former officer of Harris who was a shareholder in HCG. Annual rentals under the agreement were $1.7 million per year payable quarterly for the initial four-year period. Additional rents were due at $3 per ton for shipments in excess of 850,000 tons per year. The Company had the option to repurchase the facilities at the end of either the initial lease period (December 31, 1997) or any renewal option period for the greater of $7.0 million or fair market value. This transaction was accounted for as a financing with the difference between the initial stated value of $5.5 million and the minimum repurchase value of $7.0 million being accrued through the term of lease. During fiscal year 1998, the Company exercised its option to repurchase the port facilities. On December 31, 1997, the Company reached an agreement as to the fair market value of the facilities, $9.5 million, and paid that amount to SDT in satisfaction of its obligations under the lease agreement. As a result, the Company has recorded an extraordinary loss, net of income taxes, of $2.5 million in fiscal 1998 for the early extinguishment of debt.

10. Fair Value of Financial Instruments:

   The carrying amounts and estimated fair values of the Company's financial instruments at March 28, 1998 are as follows (in thousands):

                                         Carrying      Estimated
                                          Value        Fair Value
                                      -------------- -------------
   Harris:
    Senior debt:
     Notes payable, 8.5%                 $ 100,000       $104,250
     Notes payable, 10.25%                 250,000        261,875
    Subordinated debt:
     Notes payable, 10.75%                 335,000        355,938
    Revolving lines of credit                3,000          3,000
    Argus Utilities notes payable,
     12.3%                                  71,502         71,502
    Other, including capital lease
     obligations                            17,833         17,833
   HCEL:
    Senior debt                             69,427         69,427
    Subordinated debt                       39,202         39,202
    Revolving lines of credit               10,987         10,987
    Other, including capital lease
     obligations                            14,184         14,184

   The following methods and assumptions were used to estimate the fair value of the financial instruments:

   Revolving Lines of Credit, HCEL Senior Debt and Subordinated Debt, Argus Utilities and Other, including Capital Lease Obligations: The interest rate on this debt is, generally, variable. The Company believes that the interest rate, including the applicable margin percentage, was reflective of interest rates which were available to the Company at year end for obligations with similar terms and maturities. Therefore, the fair value approximates carrying value. Harris Senior Debt and Subordinated Debt: The fair value is based on the quoted market price at the close of trading on March 27, 1998.

11.  Capital Stock:

   The total number of shares of capital stock which HCG has authority to issue is 4,800,000 shares consisting of: 2,500,000 shares of Class A Common Stock, par value $0.01 per share ("HCG Class A Common Stock"); 550,000 shares of Class B Common Stock, par value $0.01 per share ("HCG Class B Common Stock"); 450,000 shares of Class C Common Stock, par value $0.01 per share ("HCG Class C Common Stock"); 300,000 shares of Class D Common Stock, par value $0.01 per share ("HCG Class D Common Stock") and 1,000,000 shares of Preferred Stock, par value $0.01 per share ("HCG Preferred Stock"). Holders of HCG Class A Common Stock are entitled to one vote on all matters to be voted on by HCG's stockholders and holders of other classes of HCG Common Stock have no voting rights except under certain circumstances as specified in HCG's Certificate of Incorporation.

   The following is a rollforward of Common Stock activity from March 25, 1995 to March 28, 1998.

                                                                Total
                                                               Outstan
                   Class A  Class B  Class C  Class D Treasu     ding
                                                        ry      Common
                   -------  -------  -------  ------- ------   -------
                     ---      ---      ---      ---     ---      ----
[S]                [C]      [C]      [C]      [C]     [C]      [C]
Number  of  issued
and
  treasury  shares  626,30   268,82  106,90        -  (5,899    996,13
at                       4        8       4                )         7
 March 25, 1995

HCG-NUK      share       -        -  194,74        -       -    194,74
exchange                                  5                          5
HCG-HIC      share       -        -  42,424   28,282       -    70,706
exchange

Other        stock
repurchases        (28,502        -  (28,913  57,415       -         -
 and sales               )                 )
Treasury     stock       -        -       -        -   (9,494  (9,494)
purchases                                                   )
                    ------  -------  -------  -------  ------  -------
                       ---       --       --       --     ---       --
Number  of  issued
and
  treasury  shares  597,80   268,82  315,16   85,697   (15,39   1,252,
at                       2        8       0                3)      094
 March 30, 1996
                    ------  -------  -------  -------  ------  -------
                       ---       --       --       --     ---       --
Treasury     stock       -        -       -        -    (488)    (488)
purchases
                    ------  -------  -------  -------  ------  -------
                       ---       --       --       --     ---       --
Number  of  issued
and
  treasury  shares
at                  597,80   268,82  315,16   85,697   (15,39  1,251,6
  March  29,  1997       2        8       0                3)       06
and
 March 28, 1998
                    ======  =======  =======  =======  ======  =======
                       ===       ==       ==       ==     ===       ==
Total  outstanding
common
  shares at  March  583,99   268,82  315,08   85,697
29, 1997                 2        8       9
   and  March  28,
1998
                    ======  =======  =======  =======
                       ===       ==       ==       ==
[/TABLE]

   The HCG Certificate of Incorporation expressly authorizes the HCG board of directors to issue up to 1,000,000 shares of Preferred Stock, from time to time, with the terms, conditions, rights, limitations and privileges to be determined by the HCG board of directors.

   In connection with the HCG-NUK Exchange, the HCG board of directors authorized 32,000 shares of Convertible Preferred Stock which pay dividends at 10% per annum, have a liquidation value of $1,000 per share plus any unpaid dividends, have priority over all shares of HCG's Common Stock on liquidation, are convertible into shares of HCG's Class A Common Stock at a price of $100.415 per share (subject to adjustment) and have voting rights similar to the underlying common stock. At March 29, 1997 and March 28, 1998, there were 31,051.1 shares of HCG Convertible Preferred Stock issued and outstanding with a liquidation value of $31,827,000, including accrued but unpaid dividends of $776,000. The HCG Convertible Preferred Stock may be converted to HCG Class A Common Stock at anytime based upon the aggregate Liquidation Value divided by the conversion price. The HCG Convertible Preferred Stock is mandatorily redeemable on December 31, 2003.

   The HCG board of directors also authorized 50,000 shares of Non-Convertible Preferred Stock with terms that are substantially the same as the terms of the HCG Convertible Preferred Stock, except that the Non-Convertible Preferred Stock is not convertible into HCG's Common Stock and the holders of Non-Convertible Preferred Stock have no voting rights with respect to such stock. The Non-Convertible Preferred Stock may be issued as dividends on the Convertible Preferred Stock in lieu of cash. During FY 1997 and 1998, HCG issued 3,257 and 3,431 shares, respectively, of Non-Convertible Preferred Stock as payment of dividends on the Convertible Preferred Stock. These shares have a liquidation value of $6,855,000, including accrued but unpaid dividends of $167,000.

   In 1995, the board of directors established a stock option plan for the issuance of qualified and non-qualified stock options to officers and key employees for the purchase of HCG Common Stock. Options to purchase up to 78,041 shares of Class A Common Stock may be issued under the plan. Options vest at 20% per year over a five year period and no option may be exercised after ten years from the date of grant. The options are not transferrable. The Company accounts for this plan under Accounting Principles Board Opinion No. 25 and the related interpretations. There was no compensation expense recognized in FY=s 1996, 1997 or 1998 since the exercise prices approximated fair market value on the grant date. Had the Company used Statement of Accounting Standards No. 123 AAccounting for Stock-Based Compensation@ (SFAS 123), pro-forma net loss attributable to common stockholders would have been $41,121,000, $25,797,000 and $24,080,000 for FY=s 1996, 1997 and 1998,
respectively.

   Stock Option Activity for FY's 1996, 1997 and 1998 is summarized as follows:

                                    1996         1997          1998
                                ------------ ------------  ------------
                                    ---          ---           ---
                                      Weigh         Weigh        Weigh
                                       ted           ted          ted
                                      Avera         Avera        Avera
                                Numbe   ge   Numbe   ge    Numbe   ge
                                  r   Exerc    r    Exerc    r   Exerc
                                       ise           ise          ise
                                      Price         Price        Price
                                ----- -----  -----  -----  ----- -----
                                 ---   ---    ---    ---    ---   ---
   Outstanding,  beginning  of      -     -  9,600  100.0  9,300 100.0
   year                                                 0            0
   Granted                      9,600 100.0      -      -  17,00 88.00
                                          0                    0
   Exercised                        -     -      -      -      -     -
   Forfeited                        -     -   (300) 100.0   (850)100.0
                                                        0            0
   Expired                          -     -      -      -      -     -
   Outstanding, end of year     9,600 100.0  9,300  100.0  25,45 91.98
                                          0             0      0
   Exercisable, end of year         -     -  1,860  100.0  3,380 100.0
                                                        0            0
   Available for grant, end of
    year                        16,61        16,91         52,59
                                    0            0             1

   Weighted average fair value      $31.12         -           $30.
   of                                                            17
      options  granted  during
   year

    The fair value of the options granted were estimated as of the date
of  grant  using  the Black-Scholes option pricing  model.   The  model
assumed:

                                    1996      1997      1998
                                 ---------  --------  --------
        Dividend rate per share        -       -          -
        Expected volatility         0.1%       -      0.1%
        Expected life (years)          7       -          7
        Risk free interest rate     5.5%       -      6.2%

   The options outstanding at March 28, 1998 have an exercise price range of $88 to $100, with a weighted average contractual life of 8.8 years.

   In connection with the Merger (see Note 1), each outstanding stock option, whether or not then exercisable, was canceled and optionholders received a cash payment for each option equal to the amount per share IMC paid for each share of HCG stock, less the applicable exercise price.

12.  Other Income:

   Other income, net consists of the following (in thousands):

                                         FY 1996    FY 1997   FY 1998
                                        ---------  --------- ---------
Land lease and revenue sharing -
 cogeneration facility                  $  4,033   $  4,774   $  5,663
Interest income                              581        633        698
Refinancing fees                          (1,477)         -          -
Other                                      1,530       (893)     (244)
                                        --------   --------   --------
  Other income, net                     $  4,667    $ 4,514   $  6,117
                                        ========   ========   ========

13.  Discontinued Operations:

   As  a part of the overall consolidation of the Company described  in
Note 1, the Company disposed of its non-strategic chlor alkali operations in Italy just prior to the December, 1995 consolidation. The operations and loss on disposal of this business segment have been accounted for as discontinued operations because the business represented a separate facility and the Company=s only chlor alkali operation. Sales related to discontinued operations were approximately $7,000,000 in FY 1996.

14.  Geographic Areas:

   The Company operates in one principal industry segment. Export sales are reported in the geographic area where the final sale is made. Operating income and identifiable assets are based on each subsidiary's country of domicile.

                         Asia/
               North    Pacific    Latin
              America     Rim     America   Europe    Other     Total
              --------  -------- --------  --------  -------- --------
Net sales to
Customers:
  1998        $  379.0  $   70.9  $   26.4 $  223.8  $    5.4  $  705.5
  1997           406.2      58.8      25.9    202.4      12.3     705.6
  1996           407.8      46.4      16.7    172.6       6.5     650.0
Operating
Income:
  1998            88.0         -         -      7.1         -      95.1
  1997            75.9         -         -     20.6         -      96.5
  1996            50.6         -         -     26.9         -      77.5
Identifiable
Assets:
  1998           645.0         -         -    191.9         -     836.9
  1997           664.2         -         -    199.6         -     863.8
  1996           676.2         -         -    189.2         -     865.4

15.  Valuation and Qualifying Accounts:

Activity in the valuation and qualifying accounts for the years ended March 30, 1996, March 29, 1997 and March 28, 1998 is as follows:

                                     Additio
                           Balance     ns     Additio            Balanc
                              at     Charged     ns               e at
                           Beginni     to     Charged  Deductio  End of
                            ng of     Costs      to     ns and   Period
                            Period     and     Other     Other   (000's
                           (000's)   Expense  Account   (000's)     )
                                        s        s
                                     (000's)  (000's)

Year ended March 30, 1996:
Allowance   for   doubtful        $        $         $         $       $
accounts                      1,568    1,605     (105)       264   2,804
Inventory     obsolescence    3,104    2,014       201     1,403   3,916
reserves
Accumulated amortization:
  Deferred financing costs    7,459    6,189      (28)         7  13,613
    Deferred  organization      770      553       406         -   1,729
costs
  Goodwill                        -      666         -        17     649

Year ended March 29, 1997:
Allowance   for   doubtful        $        $         $         $       $
accounts                      2,804    3,080       392     3,904   2,336
Inventory     obsolescence    3,916    2,088         1     1,615   4,390
reserves
Accumulated amortization:
  Deferred financing costs   13,613    6,659        24       (7)  20,303
    Deferred  organization    1,729      545         -         -   2,274
costs
  Goodwill                      649    2,684         -     (124)   3,457

Year ended March 28, 1998:
Allowance   for   doubtful        $        $         $         $       $
accounts                      2,336      212     (233)      (68)   2,383
Inventory     obsolescence    4,390    1,148     (110)       754   4,674
reserves
Accumulated amortization:
  Deferred financing costs   20,303    5,962      (85)        29  26,151
    Deferred  organization    2,274      543         -         -   2,817
costs
  Goodwill                    3,457    2,802         -     (132)   6,391

   (b) Set forth in this Current Report on Form 8-K/A are Unaudited Pro Forma Condensed Consolidated Financial Statements for IMC Global Inc. for the six months ended June 30, 1998.


   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 1998 has been prepared from the historical financial statements of IMC and Harris.

     The unaudited pro forma condensed financial information gives effect to the Harris Acquisition as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 (APB No.
16).   The  Unaudited  Pro  Forma Condensed Consolidated  Statement  of
Operations presented herein has been prepared as if the Harris Acquisition occurred on January 1, 1998. The Condensed Consolidated Balance Sheet included in the IMC quarterly report on Form 10-Q for the period ended June 30, 1998, reflects the Harris Acquisition. Accordingly, no unaudited pro forma condensed consolidated balance sheet is presented herein.

     The following unaudited pro forma condensed consolidated financial information does not include pro forma financial information for certain acquisition transactions consummated by IMC or Harris that individually, or in the aggregate, are not material in relation to IMC's or Harris's respective consolidated results of operations. Certain amounts in the historical financial statements of IMC and
Harris   have   been  reclassified  for  the  pro  forma   consolidated
presentation.

      The unaudited pro forma condensed consolidated financial information includes estimates and information currently available and is subject to change based upon final purchase accounting for the Harris Acquisition. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the results which actually would have been attained if the Harris Acquisition had been consummated on the date indicated above.

                            IMC Global Inc.
  Unaudited Pro Forma Condensed Consolidated Statement of Operations
                For the six months ended June 30, 1998
                (In millions, except per share amounts)
                                                  Harris
                      Historical  Historica    Acquisition     ProForma
                          IMC      l Harris    Adjustments   Consolidate
                                                   (f)            d
                      ----------  ---------   -------------- -----------
                          --          -             --            -
Net sales             $  1,898.6    $  231.7   $ (4.5)(a)    $  2,125.8

Cost of goods sold       1,431.5       164.8                    1,598.0
                                                  1.7(a)(b)
                      ----------    --------       ------        ----------
Gross margins              467.1        66.9     (6.2)            527.8

Selling, general and
  administrative
  expenses                 148.0        20.8        -             168.8
Exploration expenses        18.9           -        -              18.9
                      ----------    --------   ------        ----------
Operating earnings         300.2        46.1     (6.2)            340.1

Interest expense            83.7        28.4      5.8 (c)         117.9
Other (income) and
 expense, net               (8.9)        1.7        -              (7.2)
                      ----------    --------   ------        ----------
Earnings before
 minority interest         225.4        16.0    (12.0)            229.4
Minority interest           17.2         0.9     (0.9)(d)          17.2
                      ----------    --------   ------        ----------
Earnings before
 taxes                     208.2        15.1    (11.1)            212.2
Provision for income
 taxes                      73.2         0.9     (3.6)(e)          70.5
                      ----------    --------   ------        ----------
Earnings before
 extraordinary item   $    135.0    $   14.2   $ (7.5)       $    141.7
                      ==========    ========   ======        ==========
Earnings    per
share
 before               $     1.18                             $     1.23
extraordinary
 item  -  diluted

Weighted average
 number of shares and
 equivalent shares
 outstanding -
 diluted                   114.8                                  114.8

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

                            IMC Global Inc.
   Notes to Unaudited Pro Forma Condensed Consolidated Statement of
                              Operations
                For the six months ended June 30, 1998
                             (In millions)


(a)Reflects the elimination of intercompany sales and cost of goods sold of approximately $4 between IMC and Harris. The impact of the related gross margin on inventories purchased by Harris from IMC was not significant.

(b)Reflects: (i) amortization of approximately $2 of estimated goodwill over 40 years; and (ii) additional depreciation and depletion of approximately $4 resulting from the step-up of book value to fair value of property, plant and equipment.

(c)Reflects: (i) incremental interest expense of approximately $8 incurred as a result of additional borrowings used to fund the Harris Acquisition; (ii) interest savings of approximately $1 as a result of IMC's refinancing certain of Harris' revolver borrowings; and (iii) the elimination of Harris' historical deferred debt fee amortization of approximately $1.

(d)Reflects the elimination of a Harris preferred dividend due to the cancellation of Harris preferred stock as a result of the Harris Acquisition.

(e)Reflects   the   tax  effect  of  Harris  Acquisition   adjustments,
   excluding  goodwill amortization, at an effective  tax  rate  of  38 percent.

(f)As a result of the Harris Acquisition, IMC expects to achieve cost savings through the consolidation and elimination of certain duplicative functions, through operational and logistical efficiencies along with interest savings associated with certain debt restructurings. No adjustment has been included in the Unaudited Pro Forma Condensed Consolidated Statement of Operations for these anticipated cost savings.






  (c)  Exhibits

     No                        Description
  --------------------------------------------------------------------

     13.1                                                             Report
       of PricewaterhouseCoopers LLP Independent Accountants

     23.1
       Consent of Independent Accountants

                              SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        IMC Global Inc.


                                          /s/  J. BRADFORD JAMES
                                          ----------------------------
                                          J. Bradford James
                                          Senior Vice President
                                          and Chief Financial Officer


Date:   September 15, 1998